Exhibit 99.1

February 5, 2024

Immix Biopharma Announces Proposed Public Offering of Common Stock

LOS ANGELES, CA, February 5, 2024 — Immix Biopharma, Inc. (Nasdaq: IMMX) (the “Company”), a clinical-stage biopharmaceutical company trailblazing cell therapies in autoimmune disease, today announced that it intends to offer and sell shares of its common stock in an underwritten public offering. All of the shares of common stock in the underwritten public offering are to be sold by the Company. The Company also expects to grant the underwriters a 30-day option to purchase additional shares of common stock offered in the public offering. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The Company intends to use the net proceeds from the proposed offering for NXC-201 clinical trials, working capital and general corporate purposes.

Titan Partners Group LLC, a division of American Capital Partners, LLC, is acting as sole book-running manager for the offering.

A shelf registration statement relating to the shares of common stock to be issued in the proposed offering was filed with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC. A preliminary prospectus supplement relating to the proposed offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. A final prospectus supplement describing the terms of the proposed offering will be filed with the SEC. The offering will be made only by means of the preliminary prospectus supplement and the accompanying base prospectus, as may be further supplemented by any free writing prospectus and/or pricing supplement that the Company may file with the SEC. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to the offering may be obtained from Titan Partners Group LLC, a division of American Capital Partners, LLC, 4 World Trade Center, 29th Floor, New York, NY 10007, by email at info@titanpartnersgrp.com, or by calling (929) 833-1246.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Immix Biopharma, Inc.

Immix Biopharma, Inc. is a clinical-stage biopharmaceutical company developing cell therapies in autoimmune disease. The Company’s lead cell therapy asset is CAR-T NXC-201 for autoimmune disease, relapsed/refractory AL Amyloidosis, and relapsed/refractory multiple myeloma, currently being evaluated in an ongoing Phase 1b/2a NEXICART-1 (NCT04720313) clinical trial.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed in under the caption “Risk Factors” in the preliminary prospectus supplement related to the offering. Immix Biopharma cautions readers not to place undue reliance on any forward-looking statements. Immix Biopharma does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.